Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-77625 and 33-81962) of On-Site Sourcing, Inc. of our report dated March 5, 2003 relating to the financial statements and financial statement schedules, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, VA
March 25, 2003